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                                                                   EXHIBIT T3E.7

                        SUPPLEMENT dated August 10, 2000

                                       to

                    EXCHANGE OFFER AND CONSENT SOLICITATION

                           New Millennium Homes, LLC

                               Offer to Exchange

             All Outstanding 12% Senior Notes due September 3, 2004

             ($126,000,000 aggregate principal amount outstanding)

                                      for

   Zero Coupon Notes due 2004 and Series A Participating Perpetual Preferred
                                    Shares;

                         Waiver of Liquidated Damages;

                Solicitation of Consents to Amend the Indenture

                 dated as of September 3, 1997, as amended; and

          Solicitation of Agreement to Support Plan of Reorganization

     THE EXCHANGE OFFER, CONSENT SOLICITATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 16, 2000, UNLESS EXTENDED (AS SUCH DATE MAY BE EXTENDED, THE "EXPIRATION DATE").

     New Millennium Homes, LLC, a Delaware limited liability company (the "Company," "New Millennium," "we" and "us"), is supplementing (the "Supplement") the Exchange Offer and Consent Solicitation dated July 13, 2000 (the "Exchange Offer and Consent Solicitation") with respect to its offer, upon the terms and subject to the conditions set forth in the Exchange Offer and Consent Solicitation and the previously provided Letter of Transmittal and Consent (the "Letter of Transmittal and Consent"), as supplemented by this Supplement (collectively, the "Offer"), to exchange Zero Coupon Notes due December 31, 2004 (the "New Notes") and Series A Participating Perpetual Preferred Shares of New Millennium (the "Preferred Shares") for all outstanding New Millennium 12% Senior Notes due September 3, 2004 (the "Senior Notes") validly tendered for exchange and not properly withdrawn. This Supplement should be read together with the Exchange Offer and Consent Solicitation Statement previously mailed to holders of the Senior Notes. Holders who wish to tender Senior Notes in the Offer must execute and deliver to the Exchange Agent, prior to 5:00 P.M. New York City time on the Expiration Date, the enclosed Investment Letter as well as the Letter of Transmittal and Consent. Capitalized terms used in this Supplement without definition have the meanings assigned to them in the Exchange Offer and Consent Solicitation Statement.

                         _____________________________
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     The Offer is not being made to, nor will we accept surrenders of Senior
Notes for exchange from, holders of Senior Notes in any jurisdiction in which the Offer or the acceptance thereof or the issuance of the New Notes or the Preferred Shares would not be in compliance with the securities or blue sky laws of such jurisdiction.

                         _____________________________

     See "Risk Factors" beginning on page 19 of the Exchange Offer and Consent Solicitation for a discussion of certain risks that should be considered by holders of Senior Notes in evaluating the Offer.

                         _____________________________

     The offer of the securities offered hereby has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Exchange Offer and Consent Solicitation or Supplement. Any representation to the contrary is a criminal offense.

                          ____________________________

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                                    GENERAL

     U.S. Bank Corporate Trust (the "Exchange Agent") has agreed to act as exchange agent in connection with the Offer. Holders of Senior Notes who require information about tendering Senior Notes or have general questions about the Offer should contact Greg R. Petersen, our Chief Executive Officer, 2823 McGaw, Irvine, California 92614, at (949) 660-1700 or the Exchange Agent at
(612) 973-5840.

     We are making the Offer only to holders of Senior Notes in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Sections 3(a)(9) and 4(2) of the Securities Act and Regulation D thereunder. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Senior Notes. Officers, directors and employees of New Millennium may solicit tenders from holders of Senior Notes and will answer inquiries concerning the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

     We have no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder and no person has been authorized to give any information or to make any representation not contained in this Exchange Offer and Consent Solicitation in connection with the Offer. If any such information is given or any such representation is made, such information or representation must not be relied upon as having been authorized by us or any other person. Neither the delivery of this Exchange Offer and Consent Solicitation nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the respective dates as of which information is given in this Exchange Offer and Consent Solicitation.

     In addition to completing, executing and delivery to the Exchange Agent a Letter of Transmittal and Consent, together with a holder's Senior Notes, prior to 5:00 P.M. New York City time on the Expiration Date, each tendering holder must deliver to the Exchange Agent prior to 5:00 P.M. New York City time on the Expiration Date an executed investment letter in the form enclosed with this Supplement.

                          ____________________________

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                                   IMPORTANT

     Any holder of Senior Notes who wishes to accept the Offer should complete and execute the Letter of Transmittal and Consent and the investment representation letter included with this Supplement and forward those documents with the holder's Senior Notes and any other required documents to the Exchange previously mailed to holder's Agent. Only holders of record of Senior Notes may submit the Letter of Transmittal, investment representation letter and Senior Notes in the Offer. Holders of Senior Notes registered in the name of a broker, dealer, bank, trust company or nominee should contact the institution to tender their Senior Notes.

                         _____________________________

     Any questions regarding the terms of the Offer may be directed to the Exchange Agent.

     The Exchange Agent for the Exchange Offer and Consent Solicitation is:

                           U.S. Bank Corporate Trust

                               180 E. 5th Street

                           St. Paul, Minnesota  55101

                         Attention:  Default Processing

                           Telephone:  (612) 973-5840

                           Facsimile:  (651) 244-1142

     Any questions or requests for assistance or additional copies of the Exchange Offer and Consent Solicitation dated July 13, 2000, this Supplement and enclosure, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the telephone and telecopier numbers and address listed above. A holder of Senior Notes may also contact the holder's nominee for assistance concerning the Offer.


                          ____________________________

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